December 16, 1994

LIVE Film and Mediaworks Inc.
LIVE America Inc.
15400 Sherman Way
Suite 500
Van Nuys, California
91406


Gentleman:

                    Re: Term Extension Letter Agreement

Reference is made to the Agreement between LIVE America Inc.
("LIVE") and MCA Canada Ltd. ("MCA Canada") dated September 1,
1991, (the "Agreement"). All terms defined in the Agreement and used below will have the same meaning as when used in the Agreement.

Under the Agreement, MCA Canada is currently the sole and exclusive distributor for Live product in the home video medium for Canada. The Agreement was to have expired on August 31, 1994, except where any of the Advances payable under the Agreement remain unrecouped. Since such Advances remain unrecouped, MCA Canada has continued to distribute Live product. Notwithstanding the potential recoupment or repayment of the outstanding Advances, Live and MCA Canada agree, effective as the date hereof, to extend the Agreement for a further defined period in accordance with the terms and conditions set forth hereinbelow:

1. Effective as of the date hereof, LIVE and MCA Canada agree to extend the Term of the Agreement until December 31, 1997.
LIVE shall have the option to extend the Term until December 31, 2000, upon all the same terms and conditions of the Agreement, as amended hereby. Such option shall be exercisable by LIVE sending to MCA written notice of its election to extend the Term of the Agreement, provided such notice is sent to MCA not later than September 30, 1997.

2. Upon execution of this term extension letter agreement ("Letter Agreement"). MCA Canada agrees to reduce the total outstanding amounts which remain payable to MCA pursuant to the First and Second Advances as set out in Paragraph 4 of the Agreement by the amount of Three Hundred Thousand United States Dollars (U.S. $300,000.00) (the "Extension Advance"). Such reduction shall be a nonrefundable, non-recoupable forgiveness of that portion of the total debt owing to MCA under the Agreement. In the event, however, that upon execution of the Letter Agreement, the First and Second Advances are fully recouped, MCA Canada agrees to pay LIVE the Extension Advance upon such actual date of execution.

3.   Effective from and after January 1, 1995, Paragraph 6 of the
Agreement shall be deleted in its entirety and replaced with the following:

DISTRIBUTION FEES:       MCA Canada's distribution fee shall be
ten percent (10%) ("Distribution Fee") of all net amounts invoiced (net of all amounts deducted during the month in question pursuant to Paragraph 9(ii) and net of any amounts constituting market development funds) for LIVE product shipped to and not returned from MCA Canada's customers with the following exceptions where the lesser fee specified shall apply:

     (a) For major sell-through titles (defined as titles initially released during the Term in the U.S. at a list price equal to or less than U.S. $29.99) where U.S. sales volume in the first ninety (90) days exceeds 1,000,000 units net of returns and subject to MCA Canada's right to audit such sales figures), the Distribution Fee shall be seven and one-half percent (7-1/2%);

     (b) For all other sell through titles not qualifying as major sell-through titles, the Distribution Fee shall be nine percent (9%);

     (c) The Distribution Fee chargeable by MCA Canada hereunder is inclusive of, but not limited to, a charge for overhead, freight to customers, bad debt, returns processing, storage and insurance of inventory and storage of P.O.P. materials, and all the distribution services enumerated in Paragraph 1 hereof except as expressly provided in Paragraphs 7 and 8.

4. Effective from and after January 1, 1995, Paragraph 9(v) shall be deleted in its entirety and replace with the following:

     (v) A reasonable reserve to be withheld in an amount to be determined by MCA Canada in accordance with MCA Canada's then current return policy with respect to particular Live product which MCA shall establish in its reasonable discretion consistent with then prevailing industry practices in the Territory, but the amount of such reserve shall not at any given time exceed the reserve for returns then included in MCA's actual books therefor, subject to the limitations set forth below. MCA Canada shall fully liquidate each such reserve no more than nine (9) months from the date such reserve was first taken. Notwithstanding the foregoing, at the start of each of the last six (6) months of the Term, MCA Canada shall, in good faith, fairly and reasonably determine its outstanding return exposure with respect to LIVE product, and shall immediately release all or such portion of the reserves which MCA Canada has so determined to be unnecessary for protection against returns of LIVE product. Moreover at or after the expiration of the Term of this Agreement, MCA Canada shall fully liquidate each such reserve, except for the return authorizations ("RA's") then currently open, immediately upon its receipt of written confirmation that LIVE has entered into an agreement ("New distribution Agreement") with another creditworthy distribution company (("New Distributor") providing for the distribution in the Territory of LIVE product and that the New Distributor has agreed to accept all of MCA Canada's customers' returns of LIVE product other than returns pursuant to the RA's then currently open. MCA Canada is not authorized to and shall not accept or commit to accept the returns of any particular LIVE product, or issue or committ to issue credits to customers with respect thereto, in excess of the return policy MCA Canada has established with respect thereto, in excess of the return policy MCA Canada has established with respect thereto unless the prior written approval of LIVE shall have been given. The return policy which MCA Canada may establish from time to time with respect to any particular LIVE product shall, in all material respects, be no more favourable to customers than are the terms and conditions of the then current return policy which LIVE shall have established in respect of the sale distribution in the United States of such particular LIVE product. Any returns policy established by MCA Canada for any particular LIVE product which, in any material respects, is more favourable to customers than the then current returns policy established by LIVE for such particular product shall be subject to LIVE's prior written consent.

5. Effective from and after January 1, 1995, Paragraph 7(b) of the Agreement shall be amended by deleting the second and third sentences of the paragraph and inserting the following in its place:

     "During the Term of this Agreement, manufacturing costs shall only be charged to LIVE with respect to units sold and not returned, it being understood and agreed that until the expiration of the Term of this Agreement, the manufacturing cost of inventory will be deferred until such inventory is actually sold.

     On a monthly basis commencing January 1, 1995, MCA Canada shall furnish LIVE an inventory listing which shall set forth, on a title by title basis, the following information:

     (a) the cumulative number of videocassettes (in units) of each particular LIVE product manufactured by or under the authority of MCA Canada during the period commencing January 1, 1995 and ending on the last day of such particular month;

     (b) the cumulative number of videocassettes (in units) of each particular LIVE product manufactured by or under the authority of MCA Canada during the period commencing on the first day and ending on the last day of such particular month;

     (c) the aggregate manufacturing costs actually paid or incurred by MCA during the same period in respect of the videocassettes referred to in (a) above;

     (d) the aggregate sum of all rebates, discounts (including volume discounts), credits or other allowances which are or shall be paid or credited to MCA Canada during the same period in respect of the manufacturing costs referred to in
     (c) above;

     (e) the aggregate manufacturing costs actually paid or incurred by MCA during the same time period in respect of the videocassettes referred to in (b) above;

     (f) the aggregate sum of all rebates, discounts (including volume discounts), credits or other allowances which are or shall be paid or credited to MCA Canada during the same period in respect of the manufacturing costs referred to in
     (e) above;

     (g) the cumulative number of videocassettes (in units) of each such particular LIVE product shipped by or under the authority of MCA Canada during the period commencing January 1, 1995 and ending on the last day of such particular month;

     (h) the cumulative number of videocassettes (in units) of each such particular LIVE product shipped by or under the authority of MCA Canada during the period commencing on the first day and ending on the last day of such particular month;

     (i) the cumulative number of videocassettes (in units) of each such particular LIVE product sold by or under the authority of MCA Canada during the period commencing January 1, 1995 and ending on the last day of such particular month;

     (j) the cumulative number of videocassettes (in units) of each such particular LIVE product sold by or under the authority of MCA Canada during the period commencing on the first day and ending on the last day of such particular month;

     (k) the cumulative number of videocassettes (in units) of each such particular LIVE product returned to MCA Canada from its customers during the period commencing January 1, 1995 and ending on the last day of such particular month;
     (l) the cumulative number of videocassettes (in units) of each such particular LIVE product returned to MCA Canada from its customers during the period commencing on the first day and ending on the last day of such particular month.

     Provided MCA Canada has not accepted or committed to accept the returns of any particular LIVE product, or issued or committed to issue credits to customers with respect thereto, in excess of the authorised return policy therefor (it is acknowledged that with respect to LIVE rental product and/or catalogue product, return policies are established generally on a group basis for all LIVE rental and/or catalogue product unless a return policy is designated on an individual title basis as in the case of major sell through titles (e.g., "Tom & Jerry") or special promotion titles (e.g., "Christmas Classic")), then promptly following the expiration of the Term, LIVE shall purchase or cause its designee to purchase from MCA canada, and MCA Canada shall sell to LIVE or its designee, the videocassettes of each such particular LIVE product shipped but not sold by or under the authority of MCA Canada during the period commencing January 1, 1995 and ending on the last day of the Term. In consideration therefor, LIVE shall pay or cause to be paid to MCA Canada, and MCA Canada shall accept from LIVE or its designee, a sum equal to the cumulative manufacturing costs actually paid by MCA Canada therefor less the aggregate sum of all rebates, discounts, (including volume discounts), credits or other allowances which shall have been paid or credited to MCA Canada with respect thereto. The parties recognise that the manufacturing costs of videocassettes of each such particular LIVE product may vary from time to time. In that respect, of the number of videocassettes of each such particular LIVE product which are manufactured and sold, the parties agree that the videocassettes carrying the highest manufacturing costs shall be deemed to be the units sold first and the videocassettes carrying the lowest manufacturing costs shall be deemed to be the units sold last.

     EXAMPLE: For purposes of example only, assume that from January 1, 1995 until the end of the Term, MCA Canada manufactured 100 videocassettes of a particular LIVE product, of which, 60 were manufactured at a per unit cost of $4.00, 30 were manufactured at a per unit cost of $3.00 and 10 were manufactured at a per unit cost of $2.00. Further assume that from January 1, 1995 until the end of the Term, MCA Canada shipped 90 such videocassettes; 70 of which were sold, and 20 returned, leaving a total of 30 such videocassettes in MCA Canada's inventory at the end of the Term. In such instance, at the end of the Term, LIVE would purchase from MCA Canada 20 such videocassettes at a total purchase price of $50.00 (i.e. 10 x $2.00 + 10 x $3.00).

     For the avoidance of doubt, the parties understand, agree and acknowledge that at the expiration for the Term, LIVE or its designee shall have the right, but not the obligation, to additionally purchase from MCA Canada all or any part of its on-hand inventory of videocassettes of LIVE product at a price calculated in the manner described above. At the expiration of the Term, MCA Canada agrees to promptly erase or destroy all or any part of such inventory which LIVE does not elect to purchase, and MCA shall furnish to LIVE a customary affidavit of erasure or destruction with respect thereto. With respect to the videocassettes of any particular LIVE product which are manufactured by or under the authority of MCA Canada from and after January 1, 1995, the provisions of this Paragraph 7(b) shall replace and supersede the provisions of Paragraphs 8(a), (b) and (c) of the Agreement, which shall remain in full force and effect only with regards to videocassettes of any particular LIVE product which have been manufactured by or under the authority of MCA Canada before January 1, 1995. MCA Canada shall, no later than four (4) weeks following the date of execution of this Term Extension Letter Agreement, furnish to LIVE a listing of its inventory on hand as December 31, 1994"

6.   Effective as of January 1, 1995, Paragraph 1(d)(ii) of the
Agreement shall be amended by adding the following to the end:
"..., including, without limitation, compact discs, CD ROM, CD-I
(Interactive) and DVD (digital video disc)."

7. Effective as of January 1, 1995, the second of the last line of Paragraph 1(d)(ii), the sum "Cdn. $0.25" shall be replaced with "Cdn. $.05".

8. Effective as of January 1, 1995, Paragraph 4 of the agreement shall be deleted in its entirety.

9. Effective as of January 1, 1995, Paragraph 5(b), (c) and (d) shall be deleted in their entirety.

10. In Paragraph 12(a), the maximum deductible shall be increased to US$50,000.

11. Effective as of January 1, 1995, Paragraph 14 shall be deleted in its entirety.

12. The parties agree and acknowledge that LIVE has expressed its intention to conduct an audit of MCA Canada's books and records for the period commencing upon the inception of the Agreement and ending December 31, 1994. MCA Canada shall allow such audit and shall fully co-operate with LIVE and its representative in the conduct of such audit.

13. The parties mutually acknowledge and agree that through December 31, 1994, each party fulfilled its obligations under the Agreement in full, except for continuing obligations to account and pay royalties and those representations and warranties which, if breached, would result in claims made by or in respect to third parties (e.g. without limitation, LIVE product will not violate third party rights; federal; provincial and local laws will be compiled with; no distribution of LIVE product in contravention of LIVE's exclusive rights, etc.), as opposed to claims between LIVE and MCA Canada. Nothing contained in this previous sentence, however, shall be construed as a waiver of any audit rights or claims that LIVE has or has made or may hereinafter have or make against MCA Canada (i.e. claims that LIVE may discover in the course of the exercise of its audit rights under the terms of the Agreement or at law).

14. Effective as of January 1, 1995, in the event of any contradiction between the provisions of this Letter Agreement and the provisions of the Agreement, the provisions of this Letter
Agreement shall prevail.

15. Should any provisions of this Letter Agreement be held to be invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

16. Except as modified above, the Agreement shall remain in full force and effect and is hereby ratified and affirmed.

17. This Letter Agreement may be executed in counterparts, each of which shall have the force and effect of an original.

18. Effective as of January 1, 1995, LIVE Film and Mediaworks Inc. shall become a party to the Agreement, and all references to "LIVE" herein and in the Agreement shall refer individually and collectively to LIVE Film and Mediaworks Inc. and LIVE America Inc.

IN WITNESS WHEREOF, the parties have executed this Letter
Agreement as of the day and year first above written.



                                   Agreed and Accepted

MCA Home Video Canada,
a division of MCA Canada Ltd.
                                   LIVE America Inc.



Per:                               Per:


                                   LIVE Film and Mediaworks Inc.




                                   Per: